EXHIBIT 3.1

CERTIFICATE OF DESIGNATIONS OF

2.5% SERIES B CONVERTIBLE PREFERRED STOCK

OF

i2 TECHNOLOGIES, INC.

i2 Technologies, Inc., a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “Company”), does hereby certify that pursuant to authority conferred on the Board of Directors of the Company by the Restated Certificate of Incorporation of the Company and pursuant to Section 151 of the General Corporation law of the State of Delaware, the Board of Directors at a meeting duly held adopted the following resolution on [date], 2004:

“RESOLVED, that the Company is authorized to issue 150,000 shares of 2.5% Series B Convertible Preferred Stock, par value $0.001 per share (“Series B Preferred Stock”), with the powers, designations, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions as set forth on Annex I.

ANNEX I

1. Number; Rank. The number of authorized shares of Series B Preferred Stock shall be 150,000. The Series B Preferred Stock shall, with respect to dividend rights, voting rights, redemption rights and rights on liquidation, dissolution, winding up or other similar event rank senior to all classes of the Company’s Common Stock, par value $0.00025 per share (“Common Stock”), the Company’s Series A Junior Participating Preferred Stock, par value $0.001 per share (the “Series A Preferred Stock”), and to each other class or series of capital stock of the Company now or hereafter established that, with respect to dividend rights, voting rights, redemption rights and rights on liquidation, dissolution, winding up or other similar event ranks junior to the Series B Preferred Stock (collectively with the Common Stock and the Series A Preferred Stock, the “Junior Securities”). The definition of Junior Securities shall also include any rights or options exercisable for or convertible into any of the Junior Securities.

2. Dividends.

(a) When and as declared by the Company’s Board of Directors (the “Board”) and to the extent permitted under applicable law, the Company shall pay preferential dividends in cash to the holders of Series B Preferred Stock, as provided in this Section 2; provided that, subject to Section 2(f) below, the Company shall be permitted to pay any accrued and unpaid dividends on the Series B Preferred Stock by issuing to each record holder of Series B Preferred Stock a number of additional shares of Series B Preferred Stock that have an aggregate Liquidation Value (as defined) equal to the amount of such accrued and unpaid dividends. Dividends on each share of Series B Preferred Stock (each such share, a “Share”) shall accrue on a daily basis at the rate of 2.5% per annum compounded annually of the Liquidation Value plus accumulated and unpaid dividends thereon. Such dividends on the Shares shall accrue in each case from and including the date of issuance of such Share to and including the first to occur of the date on which (i) the Liquidation Payment of such Share is paid to the holder thereof in connection with a Liquidation Event, (ii) such Share is redeemed by the Company pursuant to the provisions hereof, (iii) such Share is converted into shares of Conversion Stock hereunder or (iv) such Share is otherwise acquired by the Company. Such dividends shall accrue whether or not they have been declared and whether or not there are profits, surplus or other funds of the Company legally available for the payment of dividends. The date on which the Company initially issues any Share shall be deemed to be its “date of issuance” regardless of the number of times transfer of such Share is made on the stock records maintained by or for the Company and regardless of the number of certificates which may be issued to evidence such Share. No fractional shares of Series B Preferred Stock shall be issued upon payment of a dividend in shares of Series B Preferred Stock, and in lieu of any fractional Shares to which the holder would otherwise be entitled, such amount shall be paid in cash. The Company covenants that all shares of Series B Preferred Stock that may be issued upon payment of a dividend on the Series B Preferred Stock will upon issue be fully paid and nonassessable and free of all taxes, liens and charges for the issue thereof.

(b) To the extent not paid on June 30 and December 31 of each year (each such date, a “Dividend Reference Date” and collectively, the “Dividend Reference Dates”), beginning on the first June 30 or December 31 following the initial issuance of the Series B Preferred Stock, all dividends which have accrued on each Share outstanding during the six-month period (or other period in the case of the initial Dividend Reference Date) ending upon each such Dividend Reference Date shall be accumulated and shall remain accumulated dividends with respect to such Share until paid to the holder thereof.

(c) Except as otherwise provided herein, if at any time the Company pays less than the total amount of dividends then accrued with respect to the Series B Preferred Stock, such payment shall be distributed pro rata among the holders thereof based upon the aggregate accrued but unpaid dividends on the Shares held by each such holder.

(d) In case the Company shall fix a record date for the making of any dividend or distribution to holders of Common Stock, whether payable in cash, securities or other property (other than dividends or distributions payable solely in Common Stock), the holder of each Share on such record date shall be entitled to receive an equivalent dividend or distribution based on the number of shares of Common Stock into which such Share is convertible on such record date.

(e) So long as any Shares are outstanding and except as provided in the Rights Agreement dated as of January 17, 2002, (i) no Junior Securities shall be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any shares of any such stock) by the Company, directly or indirectly (except by conversion into or exchange for Junior Securities), and (ii) no dividends or distributions shall be declared or paid on any Junior Security, in each case without the prior written consent of the holders of a majority of the Shares then outstanding.

(f) Notwithstanding anything to the contrary herein, following the authorization of the Common Stock after the Series B Closing Date for quotation or listing on The New York Stock Exchange, Inc., the American Stock Exchange, Inc. or The Nasdaq National Market or SmallCap Market, the Company may only pay accrued and unpaid dividends on the Series B Preferred Stock by issuing to each record holder of Series B Preferred Stock a number of additional shares of Series B Preferred Stock if (i) (x) a shelf registration statement covering resales of the Conversion Stock is effective and available for use on the applicable Dividend Reference Date and is expected to remain effective and available for use for not less than ninety (90) days following the Dividend Reference Date in accordance with the terms of the Registration Rights Agreement (as defined) or (y) the Conversion Stock may be sold by the holders thereof pursuant to Rule 144(k) under the Securities Act, and (ii) the Conversion Stock is authorized for quotation or listing on The New York Stock Exchange, Inc., the American Stock Exchange, Inc. or The Nasdaq National Market or SmallCap Market; no written threat of suspension of such authorization by any such exchange or market shall have been made and not withdrawn; and the Company shall not have fallen below the minimum listing maintenance requirements of such exchange or market at any time during the forty-five (45) days prior to the applicable Dividend Reference Date. The “Registration Rights Agreement” means the Registration Rights Agreement, dated as of [date], 2004, among the Company and the initial purchaser of the Series B Preferred Stock as such agreement may be amended, supplemented and modified from time to time.

3. Liquidation Preference.

(a) In the event of any liquidation, dissolution or winding up or other similar event of the Company (whether voluntary or involuntary) (a “Liquidation Event”), before any payment or distribution of the assets of the Company (whether capital or surplus) shall be made to or set apart for the holders of Junior Securities, the holder of each Share shall be entitled to receive an amount per share equal to the greater of (i) 100% of the Liquidation Value of such Share plus all accrued and unpaid dividends thereon, it being understood that such amount shall be calculated by including dividends accruing to the actual date of such Liquidation Event, rather than the most recent Dividend Reference Date, and (ii) the amount such holder would be entitled to receive if such Share had been converted into Conversion Stock immediately prior to such Liquidation Event (such greater amount, such Share’s “Liquidation Payment”), and such holders shall not be entitled to any further payment. If, upon any liquidation, dissolution or winding up or other similar event of the Company, the assets of the Company, or proceeds thereof, distributable among the holders of the Shares shall be insufficient to pay in full the preferential amount aforesaid, then such assets, or the proceeds thereof, shall be distributed among the holders of Shares ratably in accordance with the respective amounts that would be payable on such Shares if all amounts payable thereon were paid in full. Not less than 30 days prior to the payment date stated therein, the Company shall mail written notice of any Liquidation Event to each record holder of Series B Preferred Stock, setting forth in reasonable detail the amount of proceeds payable under each of clause (i) and clause (ii) above with respect to each Share.

(b) Unless otherwise agreed to in writing by holders of a majority of the Series B Preferred Stock, a Change in Control (as defined) of the Company will be deemed to be a liquidation, dissolution, winding up or other similar event of the Company for purposes of this Section 3 and in the event there is a Change of Control, the amount to which each holder would be entitled under Section 3(a) above for each Share shall be deemed to be an amount equal to (i) 110% of the Liquidation Value of such Share plus (ii) all accrued and unpaid dividends thereon, it being understood that such amount shall be calculated by including dividends accruing to the actual date of Change in Control, rather than the most recent Dividend Reference Date.

(c) After payment shall have been made in full to the holders of the Series B Preferred Stock, as provided in this Section 3, any other series or class or classes of Junior Securities shall, subject to the respective terms and provisions (if any) applying thereto, be entitled to receive any and all assets remaining to be paid or distributed to holders of capital stock of the Company, and the holders of the Series B Preferred Stock shall not be entitled to share therein.

4. Redemption.

(a) If at any time after the four year anniversary of the Series B Closing Date and prior to the Automatic Conversion Date, then the Company may elect to redeem all of the then issued and outstanding Shares in accordance with the terms of this Section 4. The Company shall be obligated on the Redemption Date (as defined) to pay to each holder of Series B Preferred Stock with respect to each Share held by such holder an amount in cash in immediately available funds equal to 104% of the sum of the Liquidation Value of such Share plus all accrued and unpaid dividends thereon (such amount, the “Section 4(a) Redemption Price”).

(b) If the Conversion Price (as defined) is required to be adjusted pursuant to Section 5(b)(v) or Section 5(b)(vi) below then the Company may elect to redeem all of the then issued and outstanding Shares in accordance with the terms of this Section 4. The Company shall be obligated on the Redemption Date to pay to each holder of Series B Preferred Stock with respect to each Share held by such holder an amount in cash in immediately available funds equal to 125% of the sum of the Liquidation Value of such Share plus all accrued and unpaid dividends thereon (the “Section 4(b) Redemption Price”).

(c) The Company will mail written notice of each redemption of Series B Preferred Stock pursuant to Section 4(a) or 4(b) to each record holder no less than thirty (30) days and not more than forty-five (45) days prior to the date on which such redemption is to be made (the “Redemption Date”). If the Company elects to redeem the Series B Preferred Stock pursuant to Section 4(b), written notice of such election must be mailed to each record holder within 2 Business Days after the last day of the 5(b)(v) Measurement Period or the 5(b)(vi) Measurement Period, as applicable. The date on which such notice is mailed is the “Redemption Notice Date.” Each such notice of redemption shall specify the date fixed for redemption, the place or places of payment, that payment will be made upon presentation and surrender of such Shares and the current Conversion Price. Each Share shall be convertible into Conversion Stock at the option of the holder thereof in accordance with the provisions of Section 5 at any time prior to the Redemption Date; provided, however, that notwithstanding anything to the contrary herein, a conversion that is to be effected following delivery by the Company of a notice of redemption pursuant to Section 4(b) shall be effected at a Conversion Price that is not adjusted pursuant to Section 5(b)(v) or 5(b)(vi).

(d) No Share shall be entitled to any rights, preferences or privileges hereunder after the date on which the Section 4(a) Redemption Price or the Section 4(b) Redemption Price, as applicable, of such Share is paid in full to the holder of such Share. On such date, all rights of the holder of such Share shall cease, and such Share shall no longer be deemed to be issued and outstanding.

(e) Any Shares which are redeemed or otherwise acquired by the Company shall be canceled and retired and shall not be reissued, sold or transferred.

(f) Notwithstanding anything herein to the contrary, following the authorization of the Common Stock after the Series B Closing Date for quotation or listing on The New York Stock Exchange, Inc., the American Stock Exchange, Inc. or The Nasdaq National Market or SmallCap Market, no redemptions may be made under this Section 4 unless (i) (x) a shelf registration statement covering resales of the Conversion Stock is effective and available for use in accordance with the terms of the Registration Rights Agreement and is at all times during the period beginning on the Redemption Notice Date and ending on the Redemption Date and is expected to remain effective and available for use for not less than ninety (90) days following the Redemption Date or (y) the Conversion Stock may be sold by the holders thereof pursuant to Rule 144(k) under the Securities Act, and (ii) the Conversion Stock is authorized for quotation or listing on The New York Stock Exchange, Inc., the American Stock Exchange, Inc. or The Nasdaq National Market or SmallCap Market; no written threat of suspension of such authorization by any such exchange or market shall have been made and not withdrawn and the Company shall not have fallen below the minimum listing maintenance requirements of such exchange or market at any time during the ninety (90) days prior to the Redemption Date.

5. Conversion.

(a) (i) Each holder of Shares shall have the right, at any time and from time to time prior to the Automatic Conversion Date, at such holder’s option, to convert its outstanding Shares, in whole or in part, into fully paid and non-assessable shares of Conversion Stock. The number of shares of Conversion Stock deliverable upon conversion of one Share shall be equal to the Liquidation Value of such Share on the date of conversion, divided by the Conversion Price on the date of conversion. In order to exercise the conversion privilege set forth in Section 5(a), the holder of the Shares to be converted shall surrender the certificate representing such Shares at the principal office of the Company, with a written notice of election to convert completed and signed, specifying the number of Shares to be converted. Each conversion pursuant to Section 5(a) shall be deemed to have been effected immediately prior to the close of business on the date on which the certificates for Shares shall have been surrendered and such notice received by the Company as aforesaid, and the person in whose name or names any certificate or certificates for shares of Conversion Stock shall be issuable upon such conversion shall be deemed to have become the holder of record of the shares of Conversion Stock represented thereby at such time on such date. Effective upon such conversion, the Shares so converted shall no longer be deemed to be outstanding, and all rights of a holder with respect to such Shares surrendered for conversion shall immediately terminate except the right to receive the Conversion Stock and other amounts payable pursuant to this Section 5.

(ii) Notwithstanding any other provision hereof, if a conversion of Shares is to be made in connection with any transaction, the conversion of any Shares may, at the election of the holder thereof, be conditioned upon the consummation of such transaction in which case such conversion shall not be deemed to be effective until immediately prior to the time such transaction has been consummated.

(iii) As soon as possible after a conversion has been effected, including, without limitation, a conversion pursuant to Section 5(i) below, the Company shall deliver to the converting holder (A) the number of shares of Conversion Stock issuable by reason of such conversion in such name or names and such denomination or denominations as the converting holder has specified, (B) payment in an amount equal to the amount, if any, payable under Section 5(a)(vii) below with respect to such conversion; (C) payment in cash of an amount equal to all accrued dividends with respect to each Share converted which have not been paid thereto and (D) a certificate representing any Shares which were represented by the certificate or certificates delivered to the Company in connection with such conversion but which were not converted. The Company shall effect delivery of Conversion Stock, as long as the Company’s designated transfer agent or co-transfer agent in the United States for the Common Stock (the “Transfer Agent”) participates in the Depository Trust Company (“DTC”) Fast Automated Securities Transfer program (“FAST”), by crediting the account of the holder or its nominee at DTC (as specified in the applicable notice of election to convert) with the number of Conversion Shares required to be delivered, no later than the close of business on the Delivery Date (as defined). In the event that the Transfer Agent is not a participant in FAST or if the holder so specifies in its notice of election to convert or otherwise in writing, the Company shall effect delivery of Conversion Shares by delivering to the holder or its nominee physical certificates representing such Conversion Shares, no later than the close of business on the Delivery Date. If the Company shall fail for any reason to deliver to the holder any or all of the item(s) described in the preceding sentence within 5 Business Days after the Conversion Date (such 5th Business Day, the “Delivery Date”), the Company shall, in addition to any other remedies under the Preferred Stock Purchase Agreement (as defined below) or otherwise available to such holder, pay as additional damages in cash to such holder on each day after the Delivery Date such item(s) are not delivered in an amount equal to one-half percent (0.5%) per month multiplied by the product of (i) the sum of the number of shares of Common Stock into which the Shares converted were converted and (ii) the Average Market Price (as defined) of the Common Stock on the Delivery Date. The “Preferred Stock Purchase Agreement” means the Preferred Stock Purchase Agreement, dated as of April 27, 2004, between the Company and the initial purchaser of the Series B Preferred Stock as such agreement may be amended, supplemented and modified from time to time.

(iv) The issuance of certificates for shares of Conversion Stock upon conversion of Series B Preferred Stock shall be made without charge to the holders of such Series B Preferred Stock for any issuance tax in respect thereof or other cost incurred by the Company in connection with such conversion and the related issuance of shares of Conversion Stock. Upon conversion of each Share, the Company shall take all such actions as are necessary in order to ensure that the Conversion Stock issuable with respect to such conversion shall be validly issued, fully paid and nonassessable, and free and clear of all taxes, liens, charges and encumbrances with respect to the issuance thereof.

(v) The Company shall not close its books against the transfer of Series B Preferred Stock or of Conversion Stock issued or issuable upon conversion of Series B Preferred Stock in any manner which interferes with the timely conversion of Series B Preferred Stock unless such transfer is prohibited by applicable law or governmental regulation. The Company shall use its commercially reasonable efforts to assist and cooperate with any holder of Shares required to make any governmental filings or obtain any governmental approval prior to or in connection with any conversion of Shares hereunder (including making any filings required to be made by the Company).

(vi) The Company shall at all times following the issuance of the Series B Preferred Stock reserve and keep available out of its authorized but unissued shares of Conversion Stock, solely for the purpose of issuance upon the conversion of the Series B Preferred Stock, such number of shares of Conversion Stock issuable upon the conversion of all outstanding Series B Preferred Stock. The Company shall take all such actions as may be necessary to ensure that all such shares of Conversion Stock may be so issued without violation of any applicable law or governmental regulation or any requirements of any domestic securities exchange upon which shares of Conversion Stock may be listed (except for official notice of issuance which shall be delivered by the Company upon each such issuance). The Company shall not take any action which would cause the number of authorized but unissued shares of Conversion Stock to be less than the number of such shares required to be reserved hereunder for issuance upon conversion of the Series B Preferred Stock.

(vii) In connection with the conversion of any Shares, no fractional shares of Conversion Stock shall be issued, but in lieu thereof the Company shall pay to the holder thereof the value of such share of Conversion Stock in cash as determined by reference to the Average Market Price on the date of conversion.

(b) Conversion Price.

(i) The initial “Conversion Price” is $0.926. In order to prevent dilution of the conversion rights granted under this Section 5, the Conversion Price shall be subject to adjustment from time to time pursuant to this Section 5.

(ii) If and whenever during the period beginning on or after the original date of issuance of the Series B Preferred Stock and ending on the first anniversary of the Series B Closing Date (the “First Year”), the Company (A) issues or sells or agrees to issue or sell, (B) in accordance with Section 5(c) below is deemed to have issued or sold, or (C) agrees to enter into a transaction in which, in accordance with Section 5(c) below, it will be deemed to have issued or sold, any shares of its Conversion Stock without consideration or at a price per share less than the Conversion Price in effect immediately prior to such issuance or sale (or deemed issuance or sale), then in each such case, the Conversion Price, upon each such issuance or sale, except as hereinafter provided, shall be lowered so as to be equal to the consideration at which such Conversion Stock was issued or sold, or deemed issued or sold. For the avoidance of doubt, if the Company agrees to issue or sell Conversion Stock during the First Year, but the Conversion Stock is not issued or sold, or deemed to be issued or sold, in accordance with such agreement until after the First Year has ended, the Conversion Price shall be adjusted if required pursuant to this Section 5 at the time such Conversion Stock is issued or sold or deemed to be issued or sold; provided, that the Conversion Price shall be adjusted in accordance with this Section 5(b)(ii) and not in accordance with Section 5(b)(iii) at such time.

(iii) If and whenever during the period beginning on the day after the first anniversary of the Series B Closing Date and ending on the second anniversary of the Series B Closing Date, the Company issues or sells, or in accordance with Section 5(c) below is deemed to have issued or sold, any shares of its Conversion Stock without consideration or at a price per share less than the Conversion Price in effect immediately prior to such issuance or sale (or deemed issuance or sale), then in each such case, the Conversion Price, upon each such issuance or sale, except as hereinafter provided, shall be lowered so as to be equal to an amount determined by multiplying the Conversion Price in effect immediately prior to such issuance or sale by the following fraction:

P + N

P + F

where

P = the number of shares of Conversion Stock outstanding immediately prior to such issuance or sale, assuming the exercise or conversion of all outstanding Convertible Securities at any time on or after the date of such calculation

N = the number of shares of Conversion Stock which the net aggregate consideration, if any, received by the Company for the total number of such additional shares of Conversion Stock so issued or sold would purchase at the Conversion Price in effect immediately prior to such issuance or sale

F = the number of additional shares of Conversion Stock so issued or sold

(iv) Notwithstanding the foregoing, there shall be no adjustment in the Conversion Price as a result of any issue or sale (or deemed issue or sale) of (v) Options to acquire shares of Common Stock to employees, officers, directors, consultants and agents of the Company pursuant to the Stock Option Plan so long as the exercise price of such Options is not less than the Fair Market Value (as defined in the Stock Option Plan) of the Company’s Common Stock on the date such Options are issued as determined by the Board in its good faith judgment, (v) shares of Common Stock issuable pursuant to the exercise of such Options, (w) additional shares of Series B Preferred Stock issued in accordance with Section 2 hereof in payment of accrued and unpaid dividends, (x) shares of Common Stock issued upon conversion of the Series B Preferred Stock, (y) any issuance of shares of Common Stock pursuant to the exercise of Options outstanding as of the Series B Closing Date or (z) shares of Common Stock for a purchase price of up to $2,000,000 issued to Gregory A. Brady pursuant to the Stock Purchase

Agreement to be entered into between the Company and Mr. Brady. In addition, notwithstanding anything to the contrary herein, the following issuances or sales, or deemed issuances or sales, of Conversion Stock in connection with an exchange of the Company’s 5.25% Convertible Subordinated Debentures due 2006 (the “Debentures”) pursuant to Section 3(a)(9) of the Securities Act (each such exchange, a “3(a)(9) Exchange”) shall not result in an adjustment to the Conversion Price pursuant to Section 5(b)(ii) and Section 5(b)(iii) above:

(A) the issuance or sale (or deemed issuance or sale) of shares of Conversion Stock in exchange for up to $10,000,000 in aggregate principal amount of Debentures during the 90 day period beginning on the Series B Closing Date, provided that for purposes of this Section 5(b)(iv)(A), the principal amount of Debentures exchanged in any 3(a)(9) Exchange between the date of the Preferred Stock Purchase Agreement and the day prior to the Series B Closing Date shall be deemed to have been exchanged during the 90 day period beginning on the Series B Closing Date;

(B) the issuance or sale (or deemed issuance or sale) of shares of Conversion Stock in exchange for up to $15,000,000 in aggregate principal amount of Debentures during the period beginning on the Series B Closing Date and ending on the 180th day after the Series B Closing Date, provided that any 3(a)(9) Exchanges done in accordance with Section 5(b)(iv)(A) shall be counted towards the $15,000,000 limit herein;

(C) the issuance or sale (or deemed issuance or sale) of shares of Conversion Stock in exchange for Debentures during the period beginning on the 91st day after the Series B Closing Date and ending on the 180th day after the Series B Closing Date at a price per share equal to or greater than 90% of the Conversion Price in effect immediately prior to such issuance or sale (or deemed issuance or sale);

(D) the issuance or sale (or deemed issuance or sale) of shares of Conversion Stock in exchange for up to $20,000,000 in aggregate principal amount of Debentures during the period beginning on the Series B Closing Date and ending on the 270th day after the Series B Closing Date, provided that (1) any 3(a)(9) Exchanges done in accordance with Sections 5(b)(iv)(A) or (B) shall be counted towards the $20,000,000 limit herein and (2) no more than $15,000,000 in aggregate principal amount of Debentures is exchanged in any three-month period;

(E) the issuance or sale (or deemed issuance or sale) of shares of Conversion Stock in exchange for Debentures during the period beginning on the 181st day after the Series B Closing Date and ending on the 270th day after the Series B Closing Date at a price per share equal to or greater than 85% of the Conversion Price in effect immediately prior to such issuance or sale (or deemed issuance or sale);

(F) the issuance or sale (or deemed issuance or sale) of shares of Conversion Stock in exchange for up to $25,000,000 in aggregate principal amount of Debentures during the period beginning on the Series B Closing Date and ending on the 365th day after the Series B Closing Date provided that (1) any 3(a)(9) Exchanges done in accordance with Sections 5(b)(iv)(A), (B) or (D) shall be counted towards the $25,000,000 limit herein and (2) no more than $15,000,000 in aggregate principal amount of Debentures is exchanged in any three-month period;

(G) the issuance or sale (or deemed issuance or sale) of shares of Conversion Stock in exchange for Debentures during the period beginning on the 271st day after the Series B Closing Date and ending on the 365th day after the Series B Closing Date at a price per share equal to or greater than 80% of the Conversion Price in effect immediately prior to such issuance or sale (or deemed issuance or sale); and

(H) the issuance or sale (or deemed issuance or sale) of shares of Conversion Stock in exchange for Debentures after the first anniversary of the Series B Closing Date.

(v) In addition to any adjustments to the Conversion Price required hereunder, if 105% of the Average Market Price for the 5(b)(v) Measurement Period is less than the Conversion Price otherwise in effect on the last day of the 5(b)(v) Measurement Period, the Conversion Price shall be decreased to an amount equal to 105% of such Average Market Price. Notwithstanding anything to the contrary herein, no adjustment shall be made to the Conversion Price pursuant to this Section 5b(v) if the Final Settlement Amount payable by the Company for the Class Action Litigation is less than or equal to $44,100,000.

(vi) In addition to any adjustments to the Conversion Price required hereunder, if 105% of the Average Market Price for the 5(b)(vi) Measurement Period is less than the Conversion Price otherwise in effect on the last day of the 5(b)(vi) Measurement Period, the Conversion Price shall be decreased to an amount equal to 105% of such Average Market Price. Notwithstanding anything to the contrary herein, no adjustment shall be made to the Conversion Price pursuant to this Section 5b(vi) if the Final Settlement Amount for the Securities and Exchange Commission Investigation is less than or equal to $20,000,000.

(vii) Notwithstanding anything to the contrary herein, if any adjustment to the Conversion Price required pursuant to Section 5(b)(v) or Section 5(b)(vi) or as a result of a 3(a)(9) Exchange would cause the Conversion Price to be lowered to an amount less than $0.6019, then the Conversion Price shall be lowered to $0.6019 instead of such lower amount.

(c) Effect on Conversion Price of Certain Events. For purposes of determining the adjusted Conversion Price under Sections 5(b)(ii) and 5(b)(iii), the following shall be applicable:

(i) Issuance of Rights or Options. Except for Options granted in accordance with the provisions of Section 5(b)(iv) above, if the Company in any manner grants or sells any Options and the price per share for which Common Stock is issuable upon the exercise of such Options, or upon conversion or exchange of any Convertible Securities issuable upon exercise of such Options, is less than the Conversion Price in effect immediately prior to the time of the granting or sale of such Options, then the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon conversion or exchange of the total maximum amount of such Convertible Securities issuable upon the exercise of such

Options shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the granting or sale of such Options for such price per share. For purposes of this Section, the “price per share for which Common Stock is issuable” shall be determined by dividing (A) the total amount, if any, received or receivable by the Company as consideration for the granting or sale of such Options, plus the minimum aggregate amount of additional consideration payable to the Company upon exercise of all such Options, plus in the case of such Options which relate to Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable to the Company upon the issuance or sale of such Convertible Securities and the conversion or exchange thereof, by (B) the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon the conversion or exchange of all such Convertible Securities issuable upon the exercise of such Options. No further adjustment of the Conversion Price shall be made when Convertible Securities are actually issued upon the exercise of such Options or when Common Stock is actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

(ii) Issuance of Convertible Securities. If the Company in any manner issues or sells any Convertible Securities and the price per share for which Common Stock is issuable upon conversion or exchange thereof is less than (a) the Conversion Price in effect immediately prior to the time of such issue or sale, then the maximum number of shares of Common Stock issuable upon conversion or exchange of such Convertible Securities shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the issuance or sale of such Convertible Securities for such price per share. For the purposes of this Section, the “price per share for which Common Stock is issuable” shall be determined by dividing (A) the total amount received or receivable by the Company as consideration for the issue or sale of such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Company upon the conversion or exchange thereof, by (B) the total maximum number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities. No further adjustment of the Conversion Price shall be made when Common Stock is actually issued upon the conversion or exchange of such Convertible Securities, and if any such issue or sale of such Convertible Securities is made upon exercise of any Options for which adjustments of the Conversion Price had been or are to be made pursuant to other provisions of this Section 5, no further adjustment of the Conversion Price shall be made by reason of such issue or sale.

(iii) Change in Option Price or Conversion Rate. Except for Options granted in accordance with the provisions of Section 5(b)(iv) above, if (x) the purchase price provided for in any Options, (y) the additional consideration, if any, payable upon the conversion or exchange of any Convertible Securities, (z) or the rate at which any Convertible Securities are convertible into or exchangeable for Common Stock, changes at any time, the Conversion Price in effect at the time of such change shall be immediately adjusted to the Conversion Price which would have been in effect at such time had such Options or Convertible Securities still outstanding provided for such changed purchase price, additional consideration or conversion rate, as the case may be, at the time initially granted, issued or sold; provided that if such adjustment would result in an increase of the Conversion Price then in effect, such adjustment shall not be effective until 10 days after written notice thereof has been given by the Company to all holders of the Series B Preferred Stock. For purposes of Section 5(c), if the terms of any

Option or Convertible Security which was outstanding as of the original date of issuance of the Series B Preferred Stock are changed in the manner described in the immediately preceding sentence, then such Option or Convertible Security and the Common Stock deemed issuable upon exercise, conversion or exchange thereof shall be deemed to have been issued as of the date of such change; provided that no such change shall at any time cause the Conversion Price hereunder to be increased.

(iv) Treatment of Expired Options and Unexercised Convertible Securities. Upon the expiration of any Option or the termination of any right to convert or exchange any Convertible Security without the exercise of any such Option or right, the Conversion Price then in effect hereunder shall be adjusted immediately to the Conversion Price which would have been in effect at the time of such expiration or termination had such Option or Convertible Security, to the extent outstanding immediately prior to such expiration or termination, never been issued; provided that if such expiration or termination would result in an increase in the Conversion Price then in effect, such increase shall not be effective until 10 days after written notice thereof has been given to all holders of the Series B Preferred Stock. For purposes of Section 5(c), the expiration or termination of any Option or Convertible Security which was outstanding as of the date of issuance of the Series B Preferred Stock shall not cause the Conversion Price hereunder to be adjusted unless, and only to the extent that, a change in the terms of such Option or Convertible Security caused it to be deemed to have been issued after the original date of issuance of the Series B Preferred Stock.

(v) Calculation of Consideration Received. If any Common Stock, Option or Convertible Security is issued or sold or deemed to have been issued or sold for cash, the consideration received therefor shall be deemed to be the amount received by the Company therefor. If any Common Stock, Option or Convertible Security is issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Company shall be the fair value of such consideration, except where such consideration consists of securities, in which case the amount of consideration received by the Company shall be the Average Market Price thereof on the date of receipt. If any Common Stock, Option or Convertible Security is issued to the owners of the non-surviving entity in connection with any merger in which the Company is the surviving Company, the amount of consideration therefor shall be deemed to be the fair value of such portion of the net assets and business of the non-surviving entity as is attributable to such Common Stock, Option or Convertible Security, as the case may be. The fair value of any consideration other than cash and securities shall be determined jointly by the Company and the holders of a majority of the outstanding Series B Preferred Stock. If such parties are unable to reach agreement within a reasonable period of time, the fair value of such consideration shall be determined by an independent appraiser experienced in valuing such type of consideration selected by the holders of a majority of the outstanding Series B Preferred Stock and reasonably acceptable to the Company. The determination of such appraiser shall be final and binding upon the parties, and the fees and expenses of such appraiser shall be borne by the Company.

(vi) Integrated Transactions. In case any Option is issued in connection with the issue or sale of other securities of the Company, together comprising one integrated transaction in which no specific consideration is allocated to such Option by the parties thereto, the Option shall be deemed to have been issued for a consideration of $0.01.

(vii) Treasury Shares. The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Company or any Subsidiary, and the disposition of any shares so owned or held shall be considered an issue or sale of Common Stock.

(viii) Record Date. If the Company sets a record date of the holders of Common Stock for the purpose of entitling them (a) to receive a dividend or other distribution payable in Common Stock, Options or in Convertible Securities or (b) to subscribe for or purchase Common Stock, Options or Convertible Securities, then the date of payment or subscription shall be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or upon the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

(d) Subdivision or Combination of Common Stock. If the Company at any time subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision shall be proportionately reduced, and if the Company at any time combines (by reverse stock split or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior to such combination shall be proportionately increased.

(e) Reorganization, Reclassification, Consolidation, Merger or Sale. Any recapitalization, reorganization, reclassification, consolidation, merger, sale of all or substantially all of the Company’s assets or other transaction, in each case which is effected in such a manner that the holders of Common Stock are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Common Stock, is referred to herein as an “Organic Change”. Prior to the consummation of any Organic Change, the Company shall make appropriate provisions (in form and substance reasonably satisfactory to the holders of a majority of the Series B Preferred Stock then outstanding) to insure that each of the holders of Series B Preferred Stock shall thereafter have the right to acquire and receive, in lieu of the shares of Conversion Stock immediately theretofor acquirable and receivable upon the conversion of such holder’s Series B Preferred Stock, such shares of stock, securities or assets as such holder would have received in connection with such Organic Change if such holder had converted its Series B Preferred Stock immediately prior to such Organic Change. The Company shall not effect any such consolidation, merger or sale, unless prior to the consummation thereof, the successor entity (if other than the Company) resulting from consolidation or merger or the entity purchasing such assets assumes by written instrument (in form and substance reasonably satisfactory to the holders of a majority of the Series B Preferred Stock then outstanding), the obligation to deliver to each such holder such shares of stock, securities or assets as, in accordance with the foregoing provisions, such holder may be entitled to acquire.

(f) Certain Events. If any event occurs of the type contemplated by the provisions of this Section 5 but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features), then the Board shall make an appropriate adjustment in the Conversion Price so as to protect the rights of the holders of Series B Preferred Stock; provided that no such adjustment shall increase the Conversion Price as otherwise determined pursuant to this Section 5 or decrease the number of shares of Conversion Stock issuable upon conversion of each Share.

(g) Optional Reductions of Conversion Price. To the extent permitted by applicable law, the Company from time to time may reduce the Conversion Price by any amount for any period of time if the period is at least 20 days, the reduction is irrevocable during the period and the Board shall have made a determination that such reduction would be in the best interests of the Company, which determination shall be conclusive and described in a resolution of the Board. Whenever the Conversion Price is reduced pursuant to the preceding sentence, the Company shall mail to each record holder of Series B Preferred Stock a written notice of the reduction at least 15 days prior to the date the reduced Conversion Price takes effect, and such notice shall state the reduced Conversion Price and the period during which it will be in effect.

(h) Notices.

(i) Immediately upon any adjustment of the Conversion Price, the Company shall give written notice thereof to all holders of Series B Preferred Stock, setting forth in reasonable detail and certifying the calculation of such adjustment.

(ii) The Company shall give written notice to all holders of Series B Preferred Stock at least 20 days prior to the date on which the Company closes its books or sets a record date (a) with respect to any dividend or distribution upon Common Stock, (b) with respect to any pro rata subscription offer to holders of Common Stock or (c) for determining rights to vote with respect to any Organic Change or Liquidation Event.

(iii) The Company shall also give written notice to the holders of Series B Preferred Stock at least 20 days prior to the date on which any Organic Change shall take place.

(i) Automatic Conversion. All Shares outstanding on the ten year anniversary of the Series B Closing Date (the “Automatic Conversion Date”) shall automatically convert into fully paid and non-assessable shares of Conversion Stock without any further action by the Company or any holder of record of Series B Preferred Stock. Such automatic conversion shall be deemed to have been effected immediately prior to the close of business on the Automatic Conversion Date, and the person in whose name or names any certificate or certificates for shares of Conversion Stock shall be issuable upon such conversion shall be deemed to have become the holder of record of the shares of Conversion Stock represented thereby at such time on such date. The number of shares of Conversion Stock deliverable upon conversion of one Share pursuant to this Section 5(i) shall be equal to the Liquidation Value of such Share on the Automatic Conversion Date, divided by the Conversion Price on the Automatic Conversion Date. Effective upon conversion pursuant to this Section 5(i), the Shares so converted shall no longer be deemed to be outstanding, and all rights of a holder with respect to such Shares shall immediately terminate except the right to receive the Conversion Stock and other amounts payable pursuant to this Section 5.

(j) Conversion at the Option of the Company. If at any time after the two year anniversary of the Series B Closing Date and prior to the Automatic Conversion Date, (i) the Average Market Price for a period of 60 consecutive trading days (a “Forced Conversion Period”) is greater than $2.50 (as such dollar amount is proportionately adjusted to reflect any stock dividend, stock split, reverse stock split or other combination or subdivision of the Common Stock after the Series B Closing Date); and (ii) a shelf registration statement covering resales of the Conversion Stock is effective and available for use in accordance with the Registration Rights Agreement at all times during the period beginning on the Forced Conversion Notice Date (as defined) and ending on the Forced Conversion Date (as defined), and is expected to remain effective and available for use for at least ninety (90) days following the Forced Conversion Date or (y) the Conversion Stock may be sold by the holders thereof pursuant to Rule 144(k) under the Securities Act; then the Company may elect to convert some or all of the then issued and outstanding Shares in accordance with the terms of this Section 5 (such conversion, a “Forced Conversion”). In order to effect a Forced Conversion, the Company must deliver to all holders of Series B Preferred Stock written notice thereof (a “Forced Conversion Notice”) on or before 5:00 p.m., New York time, on the Business Day immediately following the last trading day of the Forced Conversion Period (such Business Day, the “Forced Conversion Date”). Notwithstanding the delivery by the Company of a Forced Conversion Notice, nothing contained herein shall be deemed to limit in any way (i) the right of a holder of Series B Preferred Stock to convert Shares prior to the Forced Conversion Date or (ii) the availability of any and all remedies that are provided to a holder of Series B Preferred Stock hereunder, including without limitation in the event that the Company fails to deliver Conversion Shares upon a Forced Conversion. The Forced Conversion Notice shall (i) specify the number of Shares that is subject to the Forced Conversion, which number shall not exceed the number of Shares that would convert into a number of shares of Conversion Stock greater than the aggregate number of shares of Common Stock traded on the Company’s Principal Market (as defined) during the twenty (20) trading days immediately preceding the Forced Conversion Date and (ii) shall be allocated among the holders of the Series B Preferred Stock on a pro rata basis. Notwithstanding anything herein to the contrary, following the authorization of the Common Stock after the Series B Closing Date for quotation or listing on The New York Stock Exchange, Inc., the American Stock Exchange, Inc. or The Nasdaq National Market or SmallCap Market, no Forced Conversion may be made under this Section 5(j) unless the Conversion Stock is authorized for quotation or listing on The New York Stock Exchange, Inc., the American Stock Exchange, Inc. or The Nasdaq National Market or SmallCap Market; no written threat of suspension of such authorization by any such exchange or market shall have been made and not withdrawn and the Company shall not have fallen below the minimum listing maintenance requirements of such exchange or market at any time during the ninety (90) days prior to the Forced Conversion Date.

6. Voting Rights.

(a) Except as otherwise provided in Section 6(b) or as required by law, each holder of Series B Preferred Stock shall be entitled to vote on all matters subject to a stockholders vote and shall be entitled to that number of votes equal to the number of shares of Conversion Stock into which such holder’s Shares could be converted, pursuant to the provisions of Section 5 hereof, on the record date for the determination of stockholders entitled to vote on such matter or, if no such record date is established, on the date such vote is taken or any written consent of stockholders is solicited. Except as otherwise expressly provided herein or as required by law, the holders of Shares and Common Stock shall vote together as a single class on all matters.

(b) For so long as 50,000 Shares remain outstanding (as such share number is proportionately adjusted to reflect any stock dividend, stock split, reverse stock split or other combination or subdivision of the Series B Preferred Stock after the Series B Closing Date), the holders of the Series B Preferred Stock, voting separately as a single class to the exclusion of all other classes of the Company’s capital stock and with each Share entitled to one vote, shall be entitled to elect two (2) directors to serve on the Board until such directors’ successors are duly elected by the holders of the Series B Preferred Stock or such directors are removed from office by the holders of the Series B Preferred Stock. If the number of directors is increased to a number greater than 7 directors, the number of directors the holders of the Series B Preferred Stock are entitled to elect shall be increased such that the holders of the Series B Preferred Stock shall be entitled to elect one additional director for every four directors that are added to the Board. For example, if the number of directors on the Board is increased to 11, the holders of the Series B Preferred shall be entitled to elect a total of 3 directors. Notwithstanding anything to the contrary herein, in the event that the number of Shares outstanding is fewer than 50,000 but 25,000 or greater (as such share numbers are proportionately adjusted to reflect any stock dividend, stock split, reverse stock split or other combination or subdivision of the Series B Preferred Stock after the Series B Closing Date), the holders of the Series B Preferred Stock, voting separately as a single class to the exclusion of all other classes of the Company’s capital stock and with each Share entitled to one vote, shall be entitled to elect one (1) director to serve on the Board until such director’s successor is duly elected by the holders of the Series B Preferred Stock or such director is removed from office by the holders of the Series B Preferred Stock. If the holders of the Series B Preferred Stock for any reason fail to elect anyone to fill any such directorships, such positions shall remain vacant until such time as the holders of the Series B Preferred Stock elect a director to fill such position and shall not be filled by resolution or vote of the Board or the Company’s other stockholders. The Company shall, at the election of the holders of a majority of the Shares, cause the board of directors of any Subsidiary of the Company to be comprised of the same members as are on the Board. Except as otherwise required by law, at least one director elected by the holders of a majority of the Shares shall be appointed to the nominating committee of the Board. Notwithstanding anything herein to the contrary, during the period beginning on the Series B Closing Date and ending on the earlier of (i) the 90th day after the Series B Closing Date and (ii) the date the number of directors serving on the Board is equal to six (6) or more, the holders of the Series B Preferred Stock shall only be entitled to elect one (1) director to serve on the Board.

(c) In addition, so long as (1) any shares of Series B Preferred Stock remain outstanding with respect to the following clauses (i), (iv), (v), (vi) or (vii) and (2) at least 20,000 shares of the Series B Preferred Stock remain outstanding with respect to the following clauses (ii) and (iii) (as such share number is proportionately adjusted to reflect any stock dividend, stock split, reverse stock split or other combination or subdivision of the Series B Preferred Stock after the Series B Closing Date), the affirmative vote of the holders of a majority of the outstanding Shares shall be necessary to:

(i) alter or change the preferences, rights or powers of the Series B Preferred Stock, whether by amendment of the Certificate of Designations of the Series B Preferred Stock or as a result of a recapitalization, reorganization, reclassification, consolidation, merger or otherwise;

(ii) create, authorize or issue any capital stock that ranks prior (whether with respect to dividend rights or upon liquidation, dissolution, winding up or other similar event) to the Series B Preferred Stock;

(iii) create, authorize or issue any capital stock that ranks pari passu (whether with respect to dividend rights or upon liquidation, dissolution, winding up or other similar event) to the Series B Preferred Stock, provided that the affirmative vote of the holders of a majority of the outstanding Shares shall not be necessary to create, authorize or issue up to $175,000,000 of capital stock that ranks pari passu (whether with respect to dividend rights or upon liquidation, dissolution, winding up or other similar event) to the Series B Preferred Stock;

(iv) increase the authorized number of Shares;

(v) effect a Change of Control, provided that the affirmative vote of the holders of a majority of the outstanding Shares shall not be necessary to effect a Change of Control if as a result of such Change in Control each Share will be entitled to receive not less than 100% of the Liquidation Value of such Share plus all accrued and unpaid dividends thereon in accordance with Section 3 above;

(vi) effect a voluntary liquidation, dissolution, winding up or other similar event of the Company, provided that the affirmative vote of the holders of a majority of the outstanding Shares shall not be necessary to effect a voluntary liquidation, dissolution, winding up or other similar event of the Company if each Share, as a result of such voluntary liquidation, dissolution, winding up or other similar event, will be entitled to receive not less than 100% of the Liquidation Value of such Share plus all accrued and unpaid dividends thereon in accordance with Section 3 above; or

(vii) become subject to, or permit any of its Subsidiaries to become subject to, (including by way of amendment to or modification of) any agreement or instrument which by its terms would (under any circumstances) restrict the Company’s right to comply with these terms of the Series B Preferred Stock.

7. Announcement. The Company shall publicly announce the final settlement of (a) the Class Action Litigation within two (2) Business Days of the date the Company enters into a binding settlement agreement with respect thereto, (b) the SEC Investigation within two

(2) Business Days of the date the Company enters into a binding settlement agreement with respect thereto and (c) the Derivative Litigation within two (2) Business Days of the date the Company enters into a binding settlement agreement with respect thereto.

8. Notices. All notices required to be sent by the Company hereunder shall be sent by certified mail, return receipt requested. At the same time that the Company delivers any written notice to the record holders of the Series B Preferred Stock, the Company shall send a copy of such notice by email to those holders that have provided an email address to the Company.

9. Compliance. The Company will not, through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company.

10. Definitions. The following terms, as used herein, shall have the following meanings:

“5(b)(v) Measurement Period” means the seven trading days following the day the Company publicly announces the final settlement of the Class Action Litigation if such public announcement is made after 4:00 P.M., New York time; provided, that if such public announcement is made before 4:00 P.M., New York time, “5(b)(v) Measurement Period” means the period beginning on the day such announcement is made and ending on the sixth trading day thereafter.

“5(b)(vi) Measurement Period” means the seven trading days following the day the Company publicly announces the final settlement of the Securities and Exchange Commission Investigation if such public announcement is made after 4:00 P.M., New York time; provided, that if such public announcement is made before 4:00 P.M., New York time, “5(b)(vi) Measurement Period” means the period beginning on the day such announcement is made and ending on the sixth trading day thereafter.

“Affiliate” means, as to any Person (the “subject Person”), any other Person that directly or indirectly through one or more intermediaries controls or is controlled by, or is under direct or indirect common control with, the subject Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, through representation on such Person’s Board of Directors or other management committee or group, by contract or otherwise.

“Average Market Price” of any security for any time period means the volume-weighted average of the sale prices for such security during such time period on all securities exchanges on which such security may at the time be listed, or, if such security is not so listed during such time period, the volume-weighted average of the sale prices for such security during such time period quoted in the NASDAQ System, or, if such security is not quoted in the NASDAQ System during such time period, the volume-weighted average of the sale prices for such security during such time period on the domestic over-the-counter market as reported by the National Quotation

Bureau, Incorporated, or any similar successor organization. If such security is not listed on any securities exchange or quoted in the NASDAQ System or the over-the-counter market during the relevant time period, the “Average Market Price” shall be the fair value thereof determined jointly by the Company and the holders of a majority of the Series B Preferred Stock. If such parties are unable to reach agreement within a reasonable period of time, such fair value shall be determined by an independent appraiser experienced in valuing securities selected by the holders of a majority of the Series B Preferred Stock and reasonably acceptable to the Company. The determination of such appraiser shall be final and binding upon the parties, and the Company shall pay the fees and expenses of such appraiser.

“Business Day” means any day excluding Saturday, Sunday, and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in such state are authorized or required by law or other governmental action to close.

“Change of Control” means: (i) the sale, lease, transfer, conveyance or other disposition, in one or a series of related transactions, of all or substantially all the assets of the Company and its subsidiaries taken as a whole to any “person” (as such term is used in Section 13(d)(3) of the Exchange Act), or (ii) the consummation of any transaction (including any merger or consolidation) the result of which is that any “person” (as defined above), becomes the beneficial owner (as determined in accordance with Rules 13d-3 and 13d-5 under the Exchange Act except that a person will be deemed to have beneficial ownership of all shares that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the Voting Securities of the Company.

“Class Action Litigation” means the class action litigation described in Item 3 of the Company’s Amended Annual Report on Form 10K/A for the year ended December 31, 2003 under the caption “Class Action Litigation”.

“Conversion Stock” means shares of the Common Stock; provided that if there is a change such that the securities issuable upon conversion of the Series B Preferred Stock are issued by an entity other than the Company or there is a change in the type or class of securities so issuable, then the term “Conversion Stock” shall mean one share of the security issuable upon conversion of the Series B Preferred Stock if such security is issuable in shares, or shall mean the smallest unit in which such security is issuable if such security is not issuable in shares.

“Convertible Securities” means any stock or securities directly or indirectly convertible into or exchangeable for Common Stock.

“Derivative Litigation” means the derivative litigation described in Item 3 of the Company’s Amended Annual Report on Form 10K/A for the year ended December 31, 2003 under the caption “Derivative Litigation”.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Final Settlement Amount” with respect to the Class Action Litigation means the total of all amounts required to be paid by the Company to the plaintiffs in settlement of such litigation;

and with respect to the Securities and Exchange Commission Investigation, means the total of all amounts required to be paid by the Company by the Securities and Exchange Commission in connection with such investigation

“GAAP” means generally accepted accounting principles, applied on a consistent basis, as set forth in (i) opinions of the Accounting Principles Board of the American Institute of Certified Public Accountants, (ii) statements of the Financial Accounting Standards Board and (iii) interpretations of the Securities and Exchange Commission and the Staff of the Securities and Exchange Commission and each of their respective successors and which are applicable in the circumstances as of the date in question. Accounting principles are applied on a “consistent basis” when the accounting principles applied in a current period are comparable in all material respects to those accounting principles applied in a preceding period.

“Liquidation Value” on any date means, with respect to one Share, $1,000 (as such dollar amount is proportionately adjusted to reflect any stock dividend, stock split, reverse stock split or other combination or subdivision of the Series B Preferred Stock after the Series B Closing Date).

“Options” means any rights, warrants or options to subscribe for or purchase Common Stock or Convertible Securities.

“Person” or “person” means any corporation, individual, limited liability company, joint stock company, joint venture, partnership, unincorporated association, governmental regulatory entity, country, state or political subdivision thereof, trust, municipality or other entity.

“Principal Market” means the principal exchange or market on which the Common Stock is listed or traded.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities and Exchange Commission Investigation” means the Securities and Exchange Commission investigation described in Item 3 of the Company’s Amended Annual Report on Form 10K/A for the year ended December 31, 2003 under the caption “Securities and Exchange Commission Investigation”.

“Series B Closing Date” means the date of the initial issuance by the Company of the Series B Preferred Stock.

“Stock Option Plan” means any capital stock plan adopted by the Company for the benefit of the Company’s officers, employees, consultants, agents or directors which has been or is approved by the Board or a committee thereof that has the authority to administer any such plan, including, without limitation:

(i)	i2 Technologies, Inc. 1995 Stock Option/Stock Issuance Plan, as amended and restated through April 12, 2001;

(ii)	2001 Non-officer Stock Option/Stock Issuance Plan;

(iii)	i2 Technologies, Inc. Employee Stock Purchase Plan, as amended and restated through April 23, 2001;

(iv)	i2 Technologies, Inc. International Employee Stock Purchase Plan, as amended and restated through April 23, 2001;

(v)	Think Systems Corporation 1997 Incentive Stock Plan;

(vi)	Optimax Systems Corporation Stock Option Plan;

(vii)	InterTrans Logistics Solutions Limited 1997 Stock Incentive Plan;

(viii)	SMART Technologies, Inc. 1996 Stock Option/Stock Issuance Plan;

(ix)	SupplyBase, Inc. 1999 Stock Plan;

(x)	Aspect Development, Inc. 1997 Nonstatutory Stock Option Plan;

(xi)	Aspect Development, Inc. 1992 Stock Option Plan;

(xii)	Aspect Development, Inc. 1996 Employee Stock Purchase Plan;

(xiii)	Aspect Development, Inc. 1996 Outside Directors Stock Option Plan;

(xiv)	Transition Analysis Component Technology, Inc. 1997 Stock Plan;

(xv)	Cadis, Inc. 1991 Stock Option Plan; and

(xvi)	Think Systems 1996 Incentive Stock Option Plan.

“Subsidiary” means, with respect to any Person, any company, limited liability company, partnership, association or other business entity of which (i) if a company, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control the managing general partner of such limited liability company, partnership, association or other business entity.

“Voting Securities” means securities of the Company ordinarily having the power to vote for the election of directors of the Company; provided that when the term “Voting Securities” is used with respect to any other Person it means the capital stock or other equity interests of any class or kind ordinarily having the power to vote for the election of directors or other members of the governing body of such Person.

IN WITNESS WHEREOF, i2 Technologies, Inc. has caused this Certificate of Designations to be duly executed on May 26, 2004.

i2 Technologies, Inc.

By:	/s/ Katy Murray
Name:	Katy Murray
Title:	CFO

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